Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-203037, 333-258107) and Form S-3 (Registration No. 333-254846) of our report dated March 21, 2024, relating to the consolidated financial statements of Ultralife Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

March 21, 2024